Exhibit (a)(20)
CONSULTING GROUP CAPITAL MARKETS FUNDS
AMENDMENT NO. 19
TO
MASTER TRUST AGREEMENT
     AMENDMENT NO. 19 (“Amendment”) to the Master Trust Agreement dated April 12, 1991 (“Agreement”) of Consulting Group Capital Markets Funds (“Trust”), made as of the 30th day of September, 2009.
WITNESSETH:
     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended (“1940 Act”), by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees;
     WHEREAS, on September 24, 2009, at a regular meeting of the Board of Trustees, the Trustees voted to authorize the filing of a written amendment to the Agreement with respect to the Trustee Emeritus provision of the Agreement;
     WHEREAS, Messrs, Auch, Ellis, Kamcsar and Kaufman are subject to the terms of the Trust’s previous Trustee Emeritus policy, which provides that a Trustee who has served as an Independent Trustee for a minimum of ten (10) years and has reached the age of 80 years may be designated by the remaining Trustees as a Trustee Emeritus. Such Emeritus Trustees are entitled to serve in emeritus status for a maximum of ten (10) years from the date emeritus status is achieved;
     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment to the Agreement; and
     NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. The first sentence of Article III, Section 3.1(j) is hereby amended in its entirety to read as follows:
     “Section 3.1(j) Trustees Emeritus. An individual who has served as a Trustee who is not an “interested person” of the Trust (as defined by the Investment Company Act of 1940, as amended) for a minimum of ten (10) years and has reached the age of 77 years may elect to become a Trustee Emeritus. Upon reaching age 77, emeritus status is mandatory, or else the Trustee will retire. Emeritus Trustees may serve in emeritus status for a maximum of five (5) years from the date emeritus status is achieved.”
     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereto set his hand as the day and year first above written.

CONSULTING GROUP CAPITAL MARKETS FUNDS

By:	/s/ Paul F. Gallagher
Name:	Paul F. Gallagher
Title:	Secretary